Earnings Conference Call Second Quarter 2017 July 20, 2017 – 9:00am CT Exhibit 99.2

2 Forward looking statements and non-GAAP measures We want to remind everyone that our comments may contain forward-looking statements that are inherently subject to uncertainties and risks. We caution everyone to be guided in their analysis of Dover Corporation by referring to the documents we file from time to time with the SEC, including our Form 10-K for 2016, for a list of factors that could cause our results to differ from those anticipated in any such forward-looking statements. We would also direct your attention to our website, dovercorporation.com, where considerably more information can be found. This document contains non-GAAP financial information. Reconciliations of non-GAAP measures are included either in this presentation or Dover’s earnings release and investor supplement for the second quarter, which are available on our website. 2

Q2 2017 Performance



Earnings Per Share
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
Q1
Q2
Q3
Q4
Q1
Q2
2016
2017
Earnings per share
Adj. EPS*

* Excludes gains on dispositions of $0.07 in Q1 2016, $0.36 in Q4 2016, $0.39 in Q1 2017, and a $0.09 voluntary product recall charge in Q4 2016

Note: EPS and Adj. EPS include restructuring costs of $0.07 in Q1 2016, $0.04 in Q2 2016, $0.04 in Q3 2016, $0.04 in Q4 2016, $0.03 in Q1 2017, and $0.01 in Q2 2017

	Q2	Q2/Q2
Revenue	$2.0B	18%
EPS	$1.04	37%
Bookings	$2.0B	19%
Segment margin	15.0% (d)	190 bps
Organic Rev. (a)	10%	
Net Acq. Growth (b)	9%	
Cash flow from Ops	$165M	-21%
FCF (c)	$150M	-13%

Quarterly Comments

- Revenue growth driven by broad-based organic growth and acquisitions
- Solid organic growth in U.S., Europe and China
- Strong sequential margin improvement in Fluids and Refrigeration & Food Equipment
- Segment margin improvement largely driven by strong conversion on volume and the benefits of integration and productivity
- Bookings growth reflects broad-based organic increases and acquisitions
- Book-to-bill at 1.01

(a) Change in revenue from businesses owned over 12 months, excluding FX impact
(b) Change in revenue from acquisitions, less revenue from dispositions
(c) See Press Release for free cash flow reconciliation
(d) Up 320 basis points sequentially vs. Q1 2017 adjusted margin of 11.8%, which excludes gain on disposition of $88M

3

4 Revenue Q2 2017 Engineered Systems Fluids Refrigeration & Food Equip Energy Total Dover Organic 5% 4% 5% 39% 10% Acquisitions 10% 34% - - 12% Dispositions -4% - -6% - -3% Currency -1% -2% - -1% -1% Total 11% 36% -1% 39% 18% Note: Totals may be impacted due to rounding

5 Engineered Systems  Organic revenue growth of 5% – Printing & Identification driven by strong marking & coding markets – Industrial’s growth was broad- based with particular strength in waste handling  Recent acquisitions performing well, driving 10% acquisition growth  Margin in-line with expectations  Organic bookings growth is broad-based  Book-to-bill of 0.99 5 Q2 2017 Q2 2016 % Change % Organic Revenue(a) $655 $592 11% 5% Earnings $107 $104 3% Margin 16.3% 17.6% -130 bps Bookings(b) $650 $571 14% 9% Revenue by End-Market % of Q2 Revenue Q2/Q2 Growth Organic Growth Printing & Identification 42% 6% 5% Industrial 58% 15% 5% $ in millions (a) Revenue increased 11% overall, reflecting organic growth of 5% and acquisition growth of 10%, offset by a 4% impact from dispositions and a 1% unfavorable impact from FX (b) Bookings growth of 14% reflects organic growth of 9% and acquisition growth of 9%, partially offset by a 4% impact from dispositions

6 Fluids  Revenue growth driven by acquisitions and 4% organic growth  Return to organic revenue growth driven by: – Solid retail fueling markets and industrial pump markets – Continued strong Hygienic & Pharma markets  Margin primarily impacted by acquisitions and business mix – Sequentially up 330 basis points, benefiting from retail fueling integration  Bookings growth reflecting acquisitions and solid Pumps and Hygienic & Pharma markets  Book-to-bill at 1.00 6 $ in millions Revenue by End-Market % of Q2 Revenue Q2/Q2 Growth Organic Growth Pumps 29% 7% 7% Fueling & Transport 60% 69% 1% Hygienic & Pharma 11% 4% 5% Q2 2017 Q2 2016 % Change % Organic Revenue $553 $406 36% 4% Earnings $ 74 $ 54 36% Margin 13.3% 13.3% Flat Bookings $555 $414 34% 4%

7 Refrigeration & Food Equipment  Organic revenue growth reflects strong activity in retail refrigeration market – Door and specialty case product lines continue to perform well – Within Food Equipment, can-shaping equipment growth offsets softness in commercial food equip.  Margin performance reflects improved productivity and volume leverage in retail refrigeration, offset, in part, by material cost inflation – Margin up 600 points sequentially  Organic bookings growth driven by Food Equipment  Book-to-bill at 1.09 7 $ in millions Revenue by End-Market % of Q2 Revenue Q2/Q2 Growth Organic Growth Refrigeration 83% 6% 6% Food Equipment 17% -24% 1% (a) Revenue decline of 1% reflects organic growth of 5%, offset by a 6% impact from dispositions (b) Bookings decline of 1% reflects organic growth of 6%, offset by a 6% impact from dispositions and 1% impact from FX Q2 2017 Q2 2016 % Change % Organic Revenue(a) $426 $429 -1% 5% Earnings $ 66 $ 63 4% Margin 15.4% 14.7% 70 bps Bookings(b) $466 $469 -1% 6%

8 Energy  Revenue increase driven by continued improvement in U.S. rig count and increased well completions – Bearings & Compression growth driven by improved OEM build rates – Automation benefitting from customer capex increases  Margin of 14.9% reflects significantly higher volume and strong incrementals  Bookings growth is broad- based  Book-to-bill at 0.98 8 $ in millions Q2 2017 Q2 2016 % Change % Organic Revenue $359 $259 39% 39% Earnings $ 53 $ 0 NM Margin 14.9% 0% NM Bookings $353 $246 43% 44% Revenue by End-Market % of Q2 Revenue Q2/Q2 Growth Organic Growth Drilling & Production 67% 47% 47% Bearings & Compression 22% 17% 19% Automation 11% 45% 45%

9 Q2 2017 Overview 9 Q2 2017 Net Interest Expense $35 million Corporate Expense $34 million Effective Tax Rate Q2 rate was 28.9%, including the impact of discrete costs. Excluding these costs, normalized rate was 27.8% Capex $48 million Share Repurchases No activity

10 FY 2017F Updated Guidance  Corporate expense: ≈ $135 million  Net interest expense: ≈ $134 million  Q3 – Q4 tax rate: ≈ 28%  Capital expenditures: ≈ 2.4% of revenue  FY free cash flow: ≈ 11% of revenue or 140% of net income* 2017F Engineered Systems Fluids Refrigeration & Food Equip Energy Total Organic rev. 3% - 4% 2% - 3% 1% - 3% 24% - 27% 5% - 7% Acquisitions ≈ 8% ≈ 31% - - ≈ 10% Dispositions (3%) - (5%) - (2%) Currency (1%) (1%) - - (1%) Total revenue 7% - 8% 32% - 33% (4% - 2%) 24% - 27% 12% - 14% * Excludes the gain on sale of business

12 Appendix

13 2017F EPS Guidance – Updated Bridge  2016 EPS – Continuing Ops (GAAP): $3.25 – Less 2016 gain on dispositions(1): (0.44) – Less 2016 earnings from dispositions(2) : (0.05) – Plus 2016 charges related to recall: 0.09  2016 Adjusted EPS $2.85 – Net restructuring(3): 0.08 - 0.10 – Performance including restructuring benefits: 1.36 – 1.40 – Compensation & investment: (0.19 - 0.17) – Interest / Corp. / Tax rate / Shares / Other (net): (0.22 - 0.20) – Net benefit of disposition(4) 0.35  2017F EPS – Continuing Ops $4.23 - $4.33 (2) Includes 2016 operating earnings from THI and Tipper Tie (3) Includes restructuring costs of approximately $0.18 in FY 2016 and $0.08 - $0.10 in FY 2017F (1) Includes $0.07 gain on the disposition of THI in Q1 2016 and $0.36 gain on the disposition of Tipper Tie in Q4 2016 (4) Includes $0.39 gain on the disposition of PMI in Q1 2017, partially offset by ($0.04) of PMI operational earnings in the prior forecast